EXHIBIT 10.1

EXHIBITION LICENSE AGREEMENT

This Exhibition License Agreement (“Agreement”) is dated as of October 30, 2014 (“Effective Date”), between Twentieth Century Fox Licensing & Merchandising, a division of Fox Entertainment Group, Inc. (“Fox”), as Administrator for Twentieth Century Fox Film Corporation (“Trademark Licensor”), and Premier Exhibition Management LLC (“Licensee”).

RECITALS

WHEREAS, the parties entered into a letter agreement dated June 17, 2013 for the development of initial concepts, plans, and proposals for a touring educational exhibition based on the Proprietary Subject Matter, as amended (collectively, “Letter Agreement”), which Letter Agreement expired on December 30, 2013;

WHEREAS, pursuant to that Letter Agreement, the parties agree to enter this long-form Agreement for the development of one (1) such Exhibition (as defined below) in the Venues (as defined below) using the Proprietary Subject Matter; and

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. PROPRIETARY SUBJECT MATTER:  Subject to the terms and conditions upon which the rights thereto are owned or controlled by Fox, the “Proprietary Subject Matter” (or “PSM”), shall consist of: (a) artwork depicting one or more of the characters and other distinctive creative elements appearing in or derived from the following four (4) theatrical motion pictures:  “ICE AGE,” “ICE AGE: THE MELTDOWN,” “ICE AGE: DAWN OF DINOSAURS,” and “ICE AGE: CONTINENTAL DRIFT” (collectively, “Property”); and (b) the title logo(s) of the Property and the Twentieth Century Fox logo (collectively, “Trademarks”) for use by Licensee in and/or in connection with the Exhibition as described in this Agreement.

2. RIGHTS GRANTED:  Subject to the terms and conditions hereof, Fox and Trademark Licensor hereby grant to Licensee and Licensee accepts the limited, non-transferable, non-assignable, and non-sublicenseable right to develop one (1) Exhibition intended to tour in the Venues during the Term in the Licensed Territory.  Except for the specific rights that are granted to Licensee under this Agreement, all rights in and to the PSM are hereby retained by Fox and Trademark Licensor.

(a) Exhibition:  The “Exhibition” utilizing elements of the Proprietary Subject Matter shall consist of a large-scale Property-themed educational display and/or educational exhibit with a focus on ‘Natural Sciences’ (including astronomy, biology, chemistry, earth science, and physics), which Exhibition shall have a minimum production budget of Three Million U.S. Dollars ($3,000,000).  Subject to Fox’s approval in all respects, Licensee shall at its expense, design and produce Property-themed elements for use in the Exhibition, potentially including but not limited to themed educational materials, dioramas, signage, animatronic figures, hands-on kiosks, large-scale background graphics, and large-scale character graphics, all subject to the prior written approval of Fox.

(b) Venues:  Licensee shall have the right to display the Exhibition in locations in the Licensed Territory that are subject to Fox’s prior written approval in its sole discretion on a case-by-case basis (“Venues”), which Venues shall be designated as such by both parties in writing; after Fox approves a Venue in its sole discretion, Fox and Licensee shall enter into the form of agreement known as “Venue Designation Form” attached hereto as Exhibit ”A” and by this reference incorporated herein.  The parties may modify this list of Venues subject to the prior written approval of Fox in each instance, which approval shall not be unreasonably withheld and includes, without limitation, approval over the identity and location of any proposed Venue and any proposed commercial terms related to the use of such Venue (commercial terms which are customary, reasonable, and comparable to commercial terms previously applied by Licensee to its other comparable exhibitions shall be deemed preapproved).  Such Venues may include, but are not limited to, museums, science centers, and private exhibition centers; and in instances where the Venue is owned or operated by a third party, their use shall be pursuant to separate agreements between Licensee and the owners/operators of such Venues.  Licensee shall ensure that Fox is a third-party beneficiary of such agreements (including providing Fox with customary rights to audit the books and records of such Venue owners/operators).  Further, Licensee represents and warrants that the terms of such agreements shall be consistent with the terms and conditions of this Agreement and Licensee shall use commercially reasonable efforts to ensure that the owners/operators of the Venues shall comply with the terms and conditions of this Agreement.

(c) Restrictions on and Manner of Exploitation:  The Proprietary Subject Matter shall not be used in conjunction with any other licensed name, character, symbol, design, likeness or literary or artistic material, unless any such use is expressly permitted in writing by Fox.

(d) Reservations by Fox:  Excluding the rights granted to Licensee hereunder and subject to the terms and conditions hereof, Fox may from time to time and at any time, delay, discontinue, resume or change any present or future use of the Property by Fox.  The name, voice and/or likeness of any performer connected with the Property shall not be included within the definition of the Property and the use thereof is not licensed herein unless otherwise specifically provided in this Agreement or otherwise approved in writing by Fox.  If name, voice and/or likeness rights are granted to Licensee, and Fox is required to remove such name and/or likeness from the license granted herein, Licensee shall stop using the same immediately upon notice from Fox.  Fox reserves and may exploit freely during the Term, all rights for the non-exclusive use of the Property in any ticketed exhibits (including those ticketed exhibits that charge an admissions fee and/or are leased) in which the Property is one (1) of at least five (5) total distinct entertainment properties included in such exhibits (e.g. Fox may produce an exhibit in the subject area of ‘Natural Sciences’ entitled “Exploring Astronomy with 20th Century Fox,” in which the Property is used in addition to four (4) other properties; provided that Fox shall not use  the name of the Property in the title or subtitle of such exhibits; and provided further that Fox shall not display such exhibit in the same city as an active Exhibition Venue for one (1) year prior to the Exhibition’s opening date in that city and six (6) months following the cessation of the Exhibition in that same city.  For the avoidance of doubt, sequels and franchises shall be considered in combination as single properties for purposes of this distinction, but a property that is a combination of two or more properties shall be treated as a distinct single property [e.g., the motion pictures “RIO” and “RIO 2” shall collectively be considered one (1) property; but ‘ALIEN’, ‘PREDATOR’, and ‘ALIEN VS. PREDATOR’ shall be considered three (3) distinct intellectual properties]).  Fox further reserves and may exploit freely during the Term, all rights for the use of the Property in marketing events and promotions, and for display within the performance venue of any live shows featuring the Property (e.g. the lobby/waiting area of a venue for a Property-themed live show may feature the exhibition of creative elements from the Property, including artwork, movie stills, and Property-themed displays).  Fox reserves all rights not granted in this Agreement.

3. EXCLUSIVITY/HOLDBACK:  Other than the rights reserved to Fox and its affiliates in Section 2(d) of this Agreement, and as may be otherwise limited or excepted in this Agreement, Licensee shall have the exclusive right to use the elements of the Property in accordance with the terms and conditions of this Agreement solely in connection with the Exhibition during the Term and in the Licensed Territory, as defined below.  As such, during the Term and in the Licensed Territory, Fox shall not cause the display of large-scale Property-themed educational displays and/or educational exhibits with a focus on ‘Natural  Sciences’.  Licensee acknowledges that Fox has an existing agreement with Global Experience Specialists, Inc. (“GES”), pursuant to which GES has the non-exclusive right to use the Proprietary Subject Matter in connection with the development and exhibition of certain Property-themed exhibits (“GES License”); it is acknowledged hereunder that the rights granted to GES under the GES License do not breach any of the exclusivity provisions described herein.  For the avoidance of doubt, nothing shall prevent Fox from exploiting freely during the Term, all rights for the use of the Property in educational displays and/or educational exhibits in other subject areas, including without limitation science disciplines that do not fall within the subject area of ‘Natural Sciences’ (e.g. computer science); and non-science disciplines, such as art, history, and music.  For the further avoidance of doubt, Fox may exploit freely during the Term, all rights for use of the Property in exhibitions about ‘The Art of Blue Sky’ and exhibitions consisting of 2-D and 3-D art and artifacts created during the development of the Property, and or any similar Property-themed art exhibition(each, an “Art Exhibit”); except that, in the event Fox chooses to exploit the rights for use of the Property in an Art Exhibit, Fox shall not display such exhibit in the same city as an active Exhibition Venue for one (1) year prior to the Exhibition’s opening date in that city and six (6) months following the cessation of the Exhibition in that same city.

4. TERM:  The Initial Term and Renewal Term (if applicable) shall be collectively referred to herein as the “Term.”

(a) Initial Term:  The “Initial Term” shall commence on the Effective Date, and unless earlier terminated, shall expire on the earlier of five (5) years from the Opening Date or March 31, 2021.

(b) Renewal Term:  Licensee may renew this Agreement, but only if the following conditions are satisfied:  (1) Licensee has fulfilled all of its obligations hereunder during the Initial Term, including making all payments due hereunder by the deadlines set forth herein; (2) Licensee’s Exhibition continues to meet the quality standards as described in Section 13(a) below.  Should Licensee meet such conditions, Licensee may renew the Term for a period of five (5) additional years commencing from the end of the Initial Term, and in any event no later than March 31, 2026  (“Renewal Term”).  Licensee shall provide written notice to Fox of its intension to renew the term, which notice shall be rendered not fewer than one hundred eighty (180) days prior to the expiration of the Initial Term; and, subject further to Licensee’s obligation to pay to Fox the additional Renewal Term Guarantee (defined in Section 6(b)) or other fees as applicable.  If Licensee fails to meet the foregoing one hundred eighty (180)-day notice requirement, any term renewal will require a separate negotiation with Fox and Fox shall have no further obligation to Licensee whatsoever concerning such rights.

5. LICENSED TERRITORY:  The “Licensed Territory” is worldwide.

6. ADVANCE, GUARANTEES, ANNUAL LICENSE FEES, AND ROYALTIES

(a) Exhibition Guarantee:  During the Initial Term, Licensee shall pay to Fox a non-refundable minimum “Guarantee” for the Exhibition in the amount of Two Million U.S. Dollars ($2,000,000), which Guarantee shall be the sum of the Advance and the “Annual License Fees” (each, defined below) payable in accordance to the schedule below.  Four Hundred Thousand U.S. Dollars ($400,000) of the Advance (as defined in Section 6(a)(ii) below) shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned between the Effective Date and the earlier of one year after the Opening Date or March 31, 2017.  The remaining Three Hundred Fifty Thousand U.S. Dollars ($350,000) of the Advance shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned during the period between the date one year after the Opening Date (and in any event no later than March 30, 2017) and the date two years after the Opening Date (and in any event no later than March 30, 2018).  Thereafter, each Annual License Fee shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned with respect to the Exhibition during the twelve (12)-month period immediately following the payment due date of such Annual License Fee, and may not be cross collateralized against any other payments or fees.  For the avoidance of doubt and without limitation, neither the Advance, Annual License Fees, nor the Guarantee are recoupable against the Sponsorship Royalty or any other Royalty contemplated in this Agreement.  The Guarantee shall be payable as an Advance and Annual License Fees in accordance with the following schedule:

(i) Two Hundred Fifty Thousand U.S. Dollars ($250,000) payable (“Option Payment”) pursuant to the Letter Agreement; the parties acknowledge that as of the Effective Date Licensee has paid to Fox and Fox has received such Option Payment;

(ii) Five Hundred Thousand U.S. Dollars ($500,000) payable upon the mutual execution of this Agreement (collectively, with the Option Payment referenced above, the $750,000 “Advance”);

(iii) An Annual License Fee of Four Hundred Fifty Thousand U.S. Dollars ($450,000) payable on the earlier of two (2) years after the Opening Date or March 31, 2018;

(iv) An Annual License Fee of Four Hundred Thousand U.S. Dollars ($400,000) payable on the earlier of three (3) years after the Opening Date or March 31, 2019; and

(v) An Annual License Fee of Four Hundred Thousand U.S. Dollars ($400,000) payable on the earlier of four (4) years after the Opening Date or  March 31, 2020.

(b) Renewal Term Guarantee:  If Licensee exercises its option to renew this Agreement for a Renewal Term in connection with Section 4(b) above, Licensee shall pay to Fox a separate non-refundable minimum “Renewal Term Guarantee” for the Exhibition, which Renewal Term Guarantee shall be the sum of five (5) additional separate Annual License Fees, each in the amount of Four Hundred Thousand U.S. Dollars ($400,000), for the Exhibition; each such Annual License Fee shall be due every year during the Renewal Term on June 1, and shall be recoupable against only the Ticket & Entertainment Royalty and Merchandising Royalty earned during the twelve (12)-month period immediately following the payment due date of such Annual License Fee.  For the avoidance of doubt and without limitation, neither the Annual License Fees nor the Renewal Term Guarantees are recoupable against the Sponsorship Royalty or any other Royalty contemplated in this Agreement.

(c) Ticket & Entertainment Royalty:  Licensee shall pay to Fox a ten percent (10%) “Ticket & Entertainment Royalty” on Net Ticket & Entertainment Sales. “Net Ticket Sales” shall mean Licensee’s gross revenue from the sale of tickets for admission to the Exhibition (including all bookings for special events as described below in Section 9(i)), and any non-Merchandising and non-Sponsorship sources of revenue for Licensee during the Term (e.g. revenue from parties, parking fees, food and beverages), less only the sum of: (i) taxes (sales, VAT, and other transactional taxes); (ii) credit card fees; and (iii) customer returns.  The aggregate deductions for the costs described in (ii) and (iii) above shall not exceed five percent (5%) of gross revenue during any accounting period.

(d) Merchandising Royalty:  In connection with the sale of all Exhibition Merchandise and Existing Merchandise as defined in Section 12, below, Licensee shall pay to Fox a ten percent (10%) “Merchandising Royalty” on all Net Merchandise Sales.  “Net Merchandise Sales” shall mean Licensee’s gross revenue from the sale of all Exhibition Merchandise and Existing Merchandise, less only the sum of: (i) taxes (sales, VAT, and other transactional taxes); (ii) credit card fees; and (iii) customer returns.  The aggregate deductions for the costs described in (ii) and (iii) above shall not exceed five percent (5%) of gross Exhibition Merchandise and Existing Merchandise sales during any accounting period.  This Merchandising Royalty shall be payable from “first dollar” (i.e., payable from the first money amount received by Licensee for the sale of merchandise).  Notwithstanding the foregoing and subject to Section 12(f) below, the Merchandising Royalty may be waived with respect to Existing Merchandise only in the event Fox has received a separate and equivalent merchandising royalty from Fox’s existing third party merchandising licensee for such Existing Merchandise.

(e) Sponsorship Royalty:  All Sponsorships (as defined in Section 9(j) below) shall be subject to the prior written approval of Fox, which Fox may withhold in its sole discretion.  If Fox initiates a Sponsorship, Licensee shall pay to Fox in U.S. dollars a “Fox Sponsorship Royalty” in an amount equal to thirty percent (30%) of Licensee’s gross revenue (or other consideration or value of any sort) derived from such Sponsorship, less only Fox-approved third party sales commissions, the aggregate of such deductions not to exceed fifteen percent (15%) of gross revenues during any accounting period.  If Licensee initiates a Sponsorship, Licensee shall pay to Fox in U.S. dollars a “Licensee Sponsorship Royalty” in an amount equal to twenty percent (20%) of Licensee’s gross revenue (or other consideration or value of any sort) derived from such Sponsorship, less only Fox-approved third party sales commissions, the aggregate of such deductions not to exceed fifteen percent (15%) of gross revenues during any accounting period.  No Sponsorship Royalty shall be recoupable against the Guarantee (as described in Section 6(a), above).

(f)   Withholding Taxes:  All payments shall be exclusive of any applicable withholding taxes.  Any such taxes shall be for the account of Licensee and Licensee shall be responsible for assuring the payment of such taxes and providing Fox copies of tax receipts or other proofs of payment.

7. PAYMENTS AND STATEMENTS:  The Ticket Royalty, Merchandising Royalty, and Sponsorship Royalty (collectively, “Royalties”) shall be calculated from the earlier of when billed, received by or credited to Licensee and shall be due and payable to Fox on a quarterly basis within thirty (30) days following the close of each calendar quarter.  Royalty statements (which statements shall be on forms to be furnished to Licensee by Fox or shall be prepared in a manner or containing content as reasonably required by Fox) shall be made within thirty (30) days after the close of each calendar quarter.  Royalty statements shall be rendered quarterly regardless of whether royalties are actually due and payable for such calendar quarter.  All amounts shall first be stated in the currency in which the sales were actually made with the equivalent amount stated in United States dollars or other currency in which royalties are being remitted, and the actual rate of exchange obtained by the Licensee and used in making the conversion.  If Fox does not receive the applicable royalty payment on or before the thirtieth day of any quarter, Licensee shall pay interest with respect to any royalties owed to Fox computed from the original due date until paid at the then-current published U.S. prime rate plus Five Percent (5%).  Neither the acceptance of any payment or royalty statement nor the deposit of any check shall preclude Fox from questioning the correctness of such payment or royalty statement at any time.  Licensee shall keep accurate and complete books and records as they relate hereto for the greater of six (6) years from the Effective Date or two (2) years from termination or expiration of this Agreement.  On reasonable notice, Fox shall have the right to examine said books and records.  Should Licensee fail to maintain auditable books and records that are consistent with ‘Generally Accepted Accounting Principles’ (GAAP), and Fox is otherwise unable to gain access to such records via Licensee and/or Fox’s customary rights to audit the books and records of Venue owners/operators as set forth in Section 2(b) above, Licensee shall pay to Fox a penalty equal to Twenty-Five percent (25%) of all Royalties paid (or owed) to Fox from the commencement of the Term through the period subject to audit.  Payment of such penalty shall not waive, limit or restrict any rights or remedies which Fox may have in law or equity.

8. EXHIBITION OPENING DATE / TOUR ITINERARIES:    Within one (1) year of the Effective Date, and in any event no later than March 31, 2016, Licensee shall open the Exhibition in the first Venue (“Opening Date”).  On a quarterly basis thereafter, Licensee shall provide written notification to Fox containing the touring itinerary of the Exhibition.  Should Licensee fail to open the Exhibition by the Opening Date or fail to supply the Exhibition’s touring itinerary to Fox on a quarterly basis, Fox at its election may terminate this Agreement.  Notwithstanding anything to the contrary, it is understood between the parties that the timing of the Opening Date or a specific touring itinerary may be adjusted to the extent of any delay caused by an Event of Force Majeure (as defined in Section 21(e) below) or is directly caused by repeated unreasonable delays by Fox in exercising its approval rights pursuant to this Agreement.  In this event, the parties shall agree in writing to revise the Opening Date and specific touring itinerary, and this delay shall not be considered a breach of this Agreement.  Notwithstanding anything in the contrary contained herein, however, in no event shall any delay contemplated hereunder be greater than six (6) months unless approved by Fox in writing.

9. EXHIBITION APPROVALS:  Fox acknowledges that the following approvals shall be reasonable and shall not be unreasonably withheld, with Licensee acknowledging that any disapprovals provided by Fox to Licensee for which the basis is of a creative, imaginative, and/or artistic nature are reasonable.

(a) Approval Stages:  Each Exhibition shall be subject to Fox’s written approval at each of the following stages of development:

(i) Preliminary and Schematic Design Approval:  During this stage of development, Licensee will develop a comprehensive overview of the Exhibition.  Such plan will include a narrative, a rough floor plan, and sketches of the various Themed Elements (later defined) of the Exhibition (“Preliminary Design Elements”).  Once approved, Licensee will incorporate the approved Preliminary Design Elements into a finite space and produce schematic plans and elevations, perspective sketches and illustrations (“Schematic Design Elements”) that effectively illustrate to Fox the themed design of the Exhibition.

(ii) Design Development:  Once the Schematic Design Elements are approved by Fox, Licensee will refine the schematic design of the Exhibition and in so doing, establish critical dimensions, Exhibition elements and systems in a set of detailed design plans and elevations (“Design Plans”).  The Design Plans will include sketches and illustrations of the Themed Elements. The Design Plans will effectively illustrate to Fox the final themed design of the Exhibition.  Additionally, Licensee will storyboard in detail the media elements to be used in the Exhibition, if any.

(iii) Themed Element Production:  Once the Design Plans and media elements of the Exhibition are approved by Fox, Licensee will manufacture the various Themed Elements.  “Themed Elements” shall mean Property-themed educational materials, dioramas, signage, animatronic figures, hands-on interactive kiosks, large-scale background graphics, large-scale character graphics, and any other Fox approved items.  Any video, sound effects and voice-overs shall be pre-approved by Fox.  Licensee will manufacture the various Themed Elements for the Exhibition based on the final approved design.

(iv) Installation:  The Themed Elements will be installed at the Venues subject to Fox’s approval.  If, during such installation, Licensee seeks to change, alter or modify an approved element, such change, alteration or modification shall require additional Content Approval  by Fox and shall be at Licensee’s sole cost and expense.  Any such additional Content Approval submissions shall be in accordance with Section 9(b) below.

(b) Content Approval:  During the various stages set forth above, Fox shall have approval rights over all content in the Exhibition, including all elements of the Exhibition containing the PSM and all elements containing generic elements, including but not limited to the manner in which such generic elements are integrated or juxtaposed with the PSM and the manner in which the PSM is integrated with educational and explanatory text (“Content Approval”).  Upon request and to the extent available, Fox shall provide Licensee with style guide artwork on which Licensee shall base its schematic design and design development of the Property-themed elements in the Exhibition.  Licensee shall submit samples to Fox for Content Approval during the schematic design, design development, and themed element stages of the development of the Exhibition.  The samples may be submitted via actual sample, or a drawing, rendering or digital photograph thereof, provided that the manner of submission accurately depicts the scheme, concept, treatment, design, or themed element that is the subject of the Content Approval.  Once a schematic design, concept, treatment design, or themed element is approved by Fox, Licensee shall not change, alter, or modify such element from the approved version.  Any such change, alteration, or modification shall require additional Content Approval by Fox and shall be at Licensee’s sole cost and expense.  Licensee agrees to maintain quality control standards commensurate with industry practice for all approved elements of the Exhibition during all stages of development and display of the Exhibition.

(c) Exhibition Name/Title Approval:  The name and/or title under which the Exhibition shall be released shall be mutually agreed by Licensee and Fox.  Fox alone shall own such name as its intellectual property and any associated goodwill.  Licensee shall take all customary steps necessary and reasonable to verify that such name is clear for use and Licensee shall indemnify and defend Fox from and against any third party claim arising from and out of the use of such name.  In the event of a failure to agree on the name of a Title, Fox’s decision will control.

(d) Marketing Plan:  Fox shall have the following approval rights regarding the marketing of the Exhibition and related marketing plans:

(i) Marketing the Exhibition to the General Public:  Fox shall have the right to approve (and Licensee shall be obligated to submit) a general marketing plan in connection with the Exhibition consisting of the following:  media used by Licensee to market the Exhibition to the general public, the trademarks, service marks and logos under which the Exhibition are marketed; the timelines for execution of each component of the marketing plan in connection with the Exhibition, including Licensee’s plans for promotions, sponsorships, public relations and advertising.

(ii) Marketing the Exhibition to Potential Venues:  Licensee shall consult with Fox in good faith regarding its sales and marketing efforts to potential Venues (it being specifically understood by Licensee that in this context “sales” means Licensee’s marketing of the Exhibition to various locations) and specifically, with regard to the marketing and advertising dollars committed to each potential Venue by Licensee.

(e) Roll-Out/Launch Strategy:  Fox shall have the right to approve Licensee’s roll-out and launch strategy for the Exhibition.

(f) Music and Existing Audio/Video Footage:  Licensee shall be solely responsible for obtaining any and all licenses as may be necessary for the use of the music or audio/video footage from the Property in connection with the Exhibition, for obtaining any clearances, permissions or approvals from talent or other persons who rendered services in connection with the Property for uses of their names, voices and/or likenesses, and for making all payments which may be required for such uses.  Fox makes no representation or warranty that any talent likeness or voice rights will be obtained.

(g) Advertising, Publicity and Promotion:  Fox will provide Licensee with style guide art from which all advertising, publicity and promotional materials shall be created (or caused to be created) by Licensee.  All such advertising, publicity and promotional materials, including without limitation all signage for the Exhibition and/or at the Venues (collectively, “Materials”), shall be subject to the prior written approval of Fox.  Once Fox has approved the Materials, Licensee may use the Materials repeatedly without the need for additional approval provided that Licensee does not to alter, change or modify the Materials or any element thereof.  In the case of third parties’ creation of Materials at Licensee’s direction, Licensee shall ensure that all such third parties comply with this provision.  For the sake of clarity, any translation of text shall be considered an alteration, change, and/or modification of the Materials and shall require Fox’s written approval prior to display.

(h) Press Releases:  Neither Fox nor Licensee shall issue a press release, public statement or announcement of any kind about the Exhibition, or the existence of this Agreement, without the express written consent of the other party.  Licensee agrees to draft and submit to Fox for Fox’s approval a generic press release addressing the initial launch of the Exhibition.  Once approved, Licensee may distribute the approved version of the press release in connection with the display of the Exhibition at the Venues without the need to obtain additional approvals from Fox, provided that the approved version merely customizes the press release on a Venue-specific basis.  Licensee agrees that any changes other than customization of the press release will require Fox’s approval.  For the sake of clarity, any translation of text shall be considered an alteration, change, and/or modification and shall require Fox’s written approval prior to display.

(i) Special Events:  Fox shall have approval over any special events held in connection with the Exhibition, wherever located, including but not limited to fundraisers, auctions, pay-ticketed dinners, holiday events, corporate events and private parties.

(j) Sponsorships:  Fox shall have approval of any Sponsorships that Licensee solicits in connection with Licensee’s use of the PSM in the Exhibition.  “Sponsorships” shall be defined as any third party with whom Licensee affiliates for purposes of advertising, promoting, sponsoring, funding or contributing in any way to the Exhibition, in whole or in part and whether through financial or asset commitment.  Licensee shall submit any such proposed sponsor to Fox in writing together with all relevant information, including but not limited to type and amount of financial commitment and proposed co-branding concepts (it being specifically understood by Licensee that Fox’s approval of a sponsor in general shall not be deemed an approval of specific co-branded concepts, each of which must still be approved by Fox).  All agreements entered into with such sponsors shall require that Fox, and any parent, subsidiary or affiliate that Fox may require, in its sole discretion, be added to their general liability insurance policies as additional named insureds.

(k) Fabricators:  Licensee acknowledges and agrees that use of third parties for the purpose of installing the fabricated elements for the Exhibition at each Venue, which elements include but are not limited to Themed Elements (“Fabricator(s)”), shall be subject to receipt by Fox of a fully executed manufacturer agreement between Licensee and the Fabricator containing the following provisions:  (i) the work performed shall be on a “work-for-hire” basis and Fox will own any and all intellectual property rights related to fabricated elements containing the PSM; and (ii) the Fabricator will manufacture and install the fabricated elements of the Exhibition in a professional manner commensurate with the highest industry practice using only quality materials.  “Fabricating” shall be defined as the delivery, unloading, installation, construction, dismantling and removal of all fabricated elements of the Exhibition at each Venue.

(l) Character Voice Rights:  To the extent that Licensee wishes to include spoken dialogue by a Property character in the Exhibition and Fox has approved such usage, then Licensee shall use commercially reasonable efforts to hire such Property cast members who perform such Property character voices to perform original voice over recording services for the Exhibition for those characters for which such cast members perform the voices for the Property.  In the event Licensee wishes to approach talent, Licensee shall coordinate such requests with Fox.  Fox may, in its sole discretion, facilitate negotiations with any such actors.  Fox makes no representation or warranty that any service agreements with persons associated with the Property can be reached or will agree to participate in the development of the Exhibition.  Licensee shall be responsible for any compensation payable to such talent with respect to such recording services and/or any other services rendered expressly for the Exhibition by any such actors and all recording costs and expenses.  Should Licensee reach acceptable terms for the services of such actors, then if Fox shall reasonably require, the recording sessions shall be supervised or directed by specific personnel associated with the production of the Property if such personnel is available to render services, and Licensee shall hire such personnel at Licensee’s sole cost and expense (for the avoidance of doubt, such personnel exclude the employees of Fox’s ‘Location Based Entertainment’ group).  Fox shall have prior written approval rights over the actors selected to voice characters original to each Exhibition and not associated with the Property.  For the sake of clarity, Licensee may not  simulate any character voice or use a non-sound-alike in the Exhibition.  To the extent Licensee deems it appropriate to include in the Exhibition previously recorded dialogue from the Property (subject to availability, Fox’s determination that such use is commercially reasonable, and Fox’s approval of such use), then subject to Licensee finalizing any necessary agreements for such reuse with the relevant Property cast members and the writer(s) and director(s) from the Property who respectively wrote and directed such dialogue and/or clips, and furnishing Fox with proof of the same and making all necessary payments (including guild payments) in respect thereof, if any, Licensee shall be entitled to use in the Exhibition such cleared Property dialogue and/or footage.  Without limiting Licensee’s obligation under Section 17 below, Licensee shall indemnify Fox and its affiliates from any claim arising from or out of any use of previously recorded dialogue from the Property in a manner not authorized hereunder.

(m) Fox Approval Process: For all approvals required hereunder, Fox shall endeavor to respond either negatively or positively within fifteen (15) business days subsequent to Fox’s receipt of a submission for approval by Licensee.  Failure by Fox to give written approval within fifteen (15) business days from the date of Fox’s receipt of such submission will be deemed disapproval.  . Fox shall designate a single point of contact that shall facilitate Fox’s review, input and approval (referred to herein as the “Contact”); it being acknowledged that such Contact may arrange for any reasonable number of Fox employees to view materials and/or attend presentations.  This Contact shall be named by Fox after full execution of this Agreement.  If the Contact changes during the Term, Fox shall promptly inform Licensee in writing and provide the name and contact information for the new Contact.

10. EXHIBITION FINANCING/COSTS:  As between Fox and Licensee, Licensee shall be solely responsible for obtaining the necessary financing for developing, operating and maintaining the Exhibition, including without limitation all costs associated with theming, retail, sourcing/stocking Merchandise, construction of the Exhibition elements and installation at the Venues, advertising and publicity, translations of any text and/or sound, and all Venue-related expenses (i.e., insurance, security, staffing, transportation, storage, utilities, etc.).  Licensee shall be solely responsible for all costs associated with the Exhibition and shall not deduct any costs of any kind, or offset such costs, from any payments to be made to Fox.

11. SECURITY:  As between Fox and Licensee, Licensee shall be solely responsible for providing or arranging to provide adequate security to prevent theft, pirating, damage, vandalism, unauthorized exhibition, duplication or copying or other manipulation of any element of the Exhibition, including but not limited to original artwork from the Property, if applicable.

12. MERCHANDISING:

(a) Exhibition-based Merchandise:  Fox grants to Licensee the non-exclusive right to manufacture and sell certain items of merchandise embodying the Proprietary Subject Matter during the Term, including Exhibition photos and Exhibition audio-tours, which merchandise shall specifically be derived from and refer to the Exhibition (“Exhibition Merchandise”).  Fox, Licensee, and any third party supplier of Exhibition Merchandise shall enter into the form of agreement known as “Approval of Manufacturer” attached hereto as Exhibit “B” and by this reference incorporated herein.  Unless otherwise approved by Fox, Exhibition Merchandise shall be sold only at approved Venues.

(b) Merchandising Royalty:  In connection with the sale of all Merchandise (Exhibition Merchandise and Existing Merchandise (as defined below), are collectively “Merchandise”), Licensee shall pay to Fox a Merchandising Royalty as discussed in Section 6(d) above unless otherwise indicated in this Agreement.

(c) Fox Approval:  All Exhibition Merchandise shall be subject to the approval of Fox in all respects, including but not limited to category, design concept, and final versions.  All prototypes of all Merchandise and of all artwork, copy, packaging, literary text, advertising and promotional materials, including the quality and style thereof pertaining to the Exhibition Merchandise shall at all stages of production (concept, final concept, pre-production sample, final production sample) be subject to Fox’s prior written approval before manufacture, sale, or distribution.  After Fox has provided final written approval for an item of Exhibition Merchandise at a particular stage of production (excluding the final production sample stage), Licensee may rely on that approval for the remainder of the Term in its production of identical items of merchandise even if such items are produced by different third party suppliers; notwithstanding the foregoing and in any event, Fox must approve all final production samples of Exhibition Merchandise.  Before selling or distributing the Exhibition Merchandise, Licensee shall furnish and ship to Fox, at Licensee’s expense, twelve (12) samples of each item of such Exhibition Merchandise, including all packaging materials.  After such samples have been approved by Fox, Licensee shall not depart therefrom without Fox’s prior written approval.  Licensee warrants and represents that all Exhibition Merchandise shall be of merchandisable quality, shall not deviate from approved prototypes, shall not be derogatory of the Property, and shall be safe for public use.  Licensee shall itself, and shall cause any Fox-approved manufacturer to comply with all applicable laws and regulations and will observe all safety standards in the manufacture, sale, and exploitation of the Exhibition Merchandise.

(d) Payments:  All payments to Fox in connection to the sale of Merchandise shall be accompanied by the Royalty Statement detailing all sales of Merchandise (and deductions in connection therewith) pursuant to Section 7 of this Agreement.

(e) Unauthorized Activities:  Licensee shall cooperate with Fox in stopping any unauthorized merchandise activities by third parties related to the Exhibition.

(f) Existing Merchandise.  Separate and apart from the Exhibition Merchandise detailed in Section 12(a) above, Licensee shall have the limited right to sell, at approved Venues, existing licensed Property-themed merchandise sourced from Fox’s third-party merchandising licensees (“Existing Merchandise”).  Licensee may sell such Existing Merchandise on a royalty-free basis only if the third party licensees providing such Existing Merchandise to Licensee pay a separate merchandising royalty to Fox for such sales.  In such case no additional royalty will be paid to Fox and revenue receipts of those products will be excluded from the Merchandising Royalty calculation.

13. LICENSEE’S OBLIGATIONS:  Licensee agrees to each and all of the following:

(a) Quality Standards:  Licensee shall use its best efforts to ensure that all elements of the Exhibition and the operation of the Exhibition, including all services Licensee provides in connection with the Exhibition will adhere to the quality standards of leading science centers and natural history museums (e.g., those quality standards used and accepted by the top twenty (20) science and natural history museums in the United States), and that such standards meet Fox’s reasonable satisfaction.

(b) Quality Management:  Subject to Fox’s continued approval rights herein, Licensee shall regularly and consistently maintain the Exhibition at the quality level described above, by providing regular maintenance and upkeep.  Accordingly, Licensee shall, at its sole cost and expense, provide Fox with one (1) site visit to the Exhibition each year (including without limitation, up to a two (2) days’ accommodation at a five-star or equivalent hotel, coach travel to/from the Exhibition for flights shorter than (3) hours each way, and business class travel to/from the Exhibition for flights longer than three (3) hours each way), which visit shall be subject to a review process by Fox; further, Licensee shall provide access, tickets, images, video, data and metrics as reasonably requested by Fox for each Exhibition, so that Fox can provide a regular assessment of the quality of the experience at each Exhibition and provide Licensee with requirements and recommendations for quality control.  Licensee will take all necessary steps to satisfy Fox recommendations, based on Fox’s reasonable judgment.

(c) Conflicts of Interest:  During the Term of this Agreement, Licensee shall not enter into any business transactions with any third parties which shall or may interfere with Licensee’s performance of its obligations or conflict with the agreements made by Licensee hereunder.

(d) Pledge or Commit:  Except upon the prior written consent of Fox as to matters within Fox’s control or with respect to the rights granted to Licensee herein, Licensee shall not pledge the credit of, or make any representation or warranty on behalf of Fox (or Trademark Licensor) or attempt or purport to bind or obligate Fox (or Trademark Licensor) in any manner whatsoever, or represent that Licensee has any authority to sign for or bind or obligate Fox (or Trademark Licensor) in any manner whatsoever.

(e) Inspection and Testing of Exhibition Elements:  As between Fox and Licensee, Licensee shall have inspected and tested all elements of the Exhibition at each Venue as conceived, created and developed under this Agreement before opening any Venue to members of the public or press, and ensure that all elements meet with appropriate safety standards as required by all applicable laws, codes and regulations in each market where the Exhibition will be presented.

(f) Licensee’s Trustee Obligations:  Licensee specifically acknowledges and agrees that any and all sums of money and other things of value accruing and owing to Fox hereunder, so long as the same or any part thereof remains in the possession of Licensee or under its control, shall (subject to any instructions given by Fox as to the disposition thereof) be deemed trust funds held by Licensee as trustee for Fox and be subject to and governed by all the obligations, duties and incidents of the trust relationship.

14. INSURANCE:  Licensee shall obtain and maintain the insurance coverage listed below. Such policies shall name Fox, Trademark Licensor, and any affiliates or subsidiaries which Fox may designate, as additional insureds.  The policies shall be non-cancelable except after not fewer than thirty (30) days written notice to Fox.  No later than thirty (30) days prior to the initial opening of the Exhibition, Licensee shall furnish Fox with certificate(s) of insurance naming Fox and Trademark Licensor as additional insured parties.

(a) Commercial General Liability:  Licensee shall obtain and maintain comprehensive commercial general liability insurance from an insurance carrier rated A- or better in an amount of not less than Five Million U.S. Dollars (US$5,000,000) combined single limit for bodily injury and property damage per event in each location where the Exhibition shall be presented.

(b) Worker’s Compensation Insurance:  For the Term of this Agreement, Licensee shall maintain worker’s compensation Insurance coverage, as required by law, for all of its employees who render services under this Agreement.  Such coverage shall have a limit of liability for Coverage B of at least One Million U.S. Dollars (US $1,000,000) for each occurrence, covering all personnel employed either directly or by way of contract from any payroll service provider utilized.  All statutory limits must be provided.  Such policy shall contain a waiver of subrogation in favor of Fox, its subsidiaries, parents, affiliates, agents, directors, officers, and employees.

(c) Automobile Liability:  For the Term of this Agreement, Licensee shall maintain automobile insurance with limits of liability of at least One Million U.S. Dollars (US $1,000,000) single limit, including but not limited to, all owned, hired, and non-owned motor vehicles.

(d) All Risk Property Coverage:  Licensee shall maintain all risk property coverage, which coverage shall include full replacement cost coverage with reasonable and customary deductible amounts.

(e) Errors & Omissions Liability:  Licensee shall maintain errors & omissions liability insurance, with limits of liability of at least Five Million U.S. Dollars (US $5,000,000) per occurrence and Five Million U.S. Dollars (US $5,000,000) aggregate for a period of three (3) years following the earlier of expiration or termination of this Agreement, with a deductible not to exceed Ten Thousand U.S. Dollars ($10,000) or such reasonable and customary deductible amounts to be approved.

15.  OWNERSHIP / COPYRIGHTS / PATENTS AND TRADEMARKS:

(a)
Intellectual Property / Copyrighted Materials:  Licensee acknowledges that Licensee’s use of the Proprietary Subject Matter shall not confer or imply a grant of rights, title or interest in the Proprietary Subject Matter or good will associated therewith and all ownership of copyrights, trademarks and other rights in the Proprietary Subject Matter and in that portion of all artwork, copy, literary text, audio, visual, advertising and promotional materials of any sort embodying or derivative of the Property, including all materials and concepts developed by Licensee, and the good will pertaining thereto (“Copyrighted Materials”) shall be and at all times remain in the name of Fox.  All Copyrighted Materials shall constitute “works made for hire” within the meaning of the Copyright Act of 1976, as amended, and all such Copyrighted Materials shall be deemed transferred and assigned to Fox promptly upon creation without any further action by any party hereto.  All Copyrighted Materials prepared by an employee-for-hire of Licensee shall be under Licensee’s sole supervision, responsibility and monetary obligation.  If third parties who are not employees of Licensee contribute to the creation of the Copyrighted Materials, Licensee shall obtain from such third parties, prior to commencement of work, a full written assignment of rights so that all right, title and interest in the Copyrighted Materials, throughout the universe, in perpetuity, shall vest in Fox.

(b)	Music: Music shall be owned as follows:

(i) As between Fox and Licensee, the Music from the Property shall be owned by Fox, and any re-recordings, adaptations or arrangements thereof created by Licensee (whether compositions and/or master recordings) shall be “derivative works” of the Music owned by Fox.  With respect to the foregoing, the composer(s) of the Music shall receive sole writer credit and Fox shall receive sole publishing credit.

(ii) The copyrights in any original music composed by Licensee or at Licensee’s direction that is used in the Exhibition shall be “derivative works” of the Music owned by Fox.  With respect to the foregoing, the composer(s) of the Music shall receive sole writer credit and Fox shall receive sole publishing credit.

(c)	Use and Ownership:

(i) Licensee acknowledges the validity of any and all trademark, patent, copyright and other intellectual property rights that Fox owns, obtains or acquires in the Proprietary Subject Matter and Copyrighted Materials and any applications or registrations therefor.  Licensee shall not oppose, seek to cancel or otherwise challenge, in any forum, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, any application, registration or renewal of Fox.  Licensee shall not, during the Term or thereafter, dispute or contest Fox’s patent, copyright, trademark or other intellectual property rights in the Proprietary Subject Matter, or the validity of this Agreement, and Licensee shall not assist others in so doing.

(ii) Licensee shall not in any manner represent or claim that it has any ownership in the Proprietary Subject Matter, or in any patents, trademarks or copyrights included in the Proprietary Subject Matter (or registrations thereof), but Licensee may, only during the Term of this Agreement, represent that it is a “licensee” or “official licensee” of Fox hereunder.  Licensee shall not register or attempt to register any copyright, patent,  trademark, or domain name in the Proprietary Subject Matter or Copyrighted Materials in its name or that of any third party nor shall it assist any third party in doing so.  All uses by Licensee of any of Fox’s copyrights or Fox Trademarks shall inure to the benefit of Fox and Fox’s goodwill.  Fox shall own any domain name, website, business and trade names based upon, referring to or associated with the Property (for the avoidance of doubt, Licensee’s reference to the Exhibition on Licensee’s website shall not confer ownership of such website and/or its domain name to Fox).

(iii)  Nothing contained herein shall be deemed or construed to convey to Fox any rights or proprietary interest in and to any of the trademarks, trade names, copyrights, logos or other proprietary matter of Licensee (including, but not limited to, any of Licensee’s proprietary technology), all of which shall at all times remain with Licensee, except if and only to the extent such items incorporate or are derived from the Proprietary Subject Matter, then such items shall be deemed Copyrighted Materials.  Notwithstanding the above language, Fox hereby conveys to Licensee, its parent, subsidiaries, affiliates and assigns a perpetual license to use the Copyrighted Materials developed by Licensee at no cost to Licensee.  It is expressly understood that such perpetual license will not include any materials that make reference to, embody, or are derived from, the Proprietary Subject Matter, but shall include all of the materials produced by Licensee under this agreement provided such materials remove any reference that embodies or are derived from the Proprietary Subject Matter.

(d)	Intellectual Property Restrictions and Protection:

(i)
Proper copyright and trademark notices for the Proprietary Subject Matter shall be used in all Exhibition materials, and all Exhibition advertising and marketing materials so that it is clear that Fox is the owner of the Proprietary Subject Matter.

(ii)
Licensee shall promptly notify Fox in writing of any activities that Licensee believes to be unauthorized uses or infringements of the Proprietary Subject Matter or Copyrighted Materials that come to Licensee’s attention.  Fox shall have the sole right to determine whether or not any demand, suit or other action shall be taken concerning such unauthorized use or infringement, and Licensee shall not institute any suit or take any action concerning any such unauthorized use or infringement without first obtaining Fox’s written consent.  Fox, if it so desires, may commence or prosecute any suits or make any such demands in its own name.  Licensee shall cooperate with Fox, at Fox’s expense, in connection with any such demands, suits, claims or other actions.

(e)	Trademark Registration; Copyright and Trademark Notices:

(i) Fox shall be solely responsible for the prosecution, registration, and maintenance of all trademark and service mark applications and registrations for Fox’s intellectual property rights related to this Agreement (collectively, the “Trademark Filings”). All Trademark Filings shall be made in Fox’s name and the decisions whether to file or maintain any Trademark Filings and which Trademark Filings to make are at Fox’s sole discretion.

(ii) When utilizing the Proprietary Subject Matter or any portion thereof in the Exhibition or in any sponsorship, promotion and/or marketing items (including signage and Exhibition literature) or in connection with any Merchandise (including packaging, wrapping, hangtags and/or sewn-in labels for any such item of Merchandise), Licensee shall include all legal notices as Fox shall require.

(iii) Notwithstanding anything contained in this Agreement to the contrary, Fox makes no representations regarding the ability to secure any and all trademarks and service marks relating to the Proprietary Subject Matter or Copyrighted Materials for use in connection with this Agreement and disclaims any representations and warranties with respect to the such trademarks.

16. REPRESENTATIONS AND WARRANTIES:

(a) By Fox:  In addition to any other Fox representations and warranties explicitly set forth in this Agreement, Fox represents and warrants that:

(i) The Proprietary Subject Matter shall not otherwise infringe the intellectual property rights or the proprietary rights of any person (corporate or otherwise) or otherwise result in any potential liability to Licensee;

(ii) There is presently no litigation or other claim, demand or action, pending or threatening, nor any fact which may be the basis of any claim against the Proprietary Subject Matter in the Licensed Territory and Fox is not aware of any matters that would interfere with Licensee’s rights under this Agreement;

(iii) Neither Fox nor any affiliate, nor any of their officers, directors, employees, consultants or agents, in connection with the performance of this Agreement, will undertake any action or fail to take any action that would violate the Foreign Corrupt Practices Act (the “FCPA”).  Specifically but without limitation, Fox represents and warrants that neither it nor any affiliate, nor any of their officers, directors, employees, consultants or agents, in connection with the performance of this Agreement, will pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, for any Prohibited Purpose (as defined below), to (a) any officer, employee, or other person acting in an official capacity for any government or any department, agency, or instrumentality thereof (including any entity or enterprise owned or controlled by a government); (b) any political party or official thereof; (c) any candidate for political office (individually and collectively, a “Government Official”); or (d) any person under circumstances where a reasonable probability exists that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official.  (All such actions are “Prohibited Transactions.”)  “Prohibited Purposes” include (1) influencing any act or decision of such Government Official in his official capacity; (2) inducing such Government Official to do or omit to do any act in violation of his lawful duty; (3) inducing such Government Official to influence or affect any act or decision of any Government Entity; or (4) assisting Fox or its subsidiaries or agents in obtaining or retaining business.  Fox further represents and warrants that neither it nor any affiliate, nor any of their officers, directors, employees, consultants or agents, in connection with the performance of this Agreement or any prior agreement with Fox, has engaged in any Prohibited Transactions.  Fox further represents, warrants, and agrees that, should it learn of or have reason to suspect any breach of the covenants in this Section 16(a)(iii), it will promptly notify Licensee of the potential breach and all relevant facts.  If, at any time, Fox is informed or otherwise learns of any information that gives Fox a reasonable belief that Fox (or any its officers, directors, employees, consultants or agents) may have violated or may have caused Fox to violate the provisions of this paragraph or the FCPA then, notwithstanding anything to the contrary in this Agreement, Fox shall be entitled to disclose such information as it deems reasonable in its sole discretion to ensure that performance of this Agreement is in compliance with the FCPA, and to disclose such information as it deems reasonable in its sole discretion in response to inquiries from law enforcement agencies or legal process.  Upon Licensee’s request, Fox shall provide a certification of its compliance with the FCPA in a form acceptable to Licensee in its sole discretion.  If Fox engages any third parties to perform work on Licensee’s behalf, Fox agrees that it will cause such third parties to agree to provisions providing Fox substantially the same rights and protections as provided in this paragraph.

(b) By Licensee:  In addition to any other Licensee representations and warranties explicitly set forth in this Agreement, Fox represents and warrants that:

(i) The Exhibition shall not otherwise infringe the intellectual property rights or the proprietary rights of any person (corporate or otherwise) or otherwise result in any potential liability to Fox;

(ii) Nothing contained in the Exhibition is obscene, defamatory, or likely to adversely affect the reputation or goodwill of Fox and/or the PSM; and

(iii) There is presently no litigation or other claim, demand or action, pending or threatening, nor any fact which may be the basis of any claim against the Exhibition in the Licensed Territory and Licensee is not aware of any matters that would interfere with Fox’s rights under this Agreement.

(iv) Neither Licensee nor any affiliate, nor any of their officers, directors, employees, consultants or agents, in connection with the performance of this Agreement, will undertake any action or fail to take any action that would violate the Foreign Corrupt Practices Act (the “FCPA”).  Specifically but without limitation, Licensee represents and warrants that neither it nor any affiliate, nor any of their officers, directors, employees, consultants or agents, in connection with the performance of this Agreement, will pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, for any Prohibited Purpose (as defined below), to (a) any officer, employee, or other person acting in an official capacity for any government or any department, agency, or instrumentality thereof (including any entity or enterprise owned or controlled by a government); (b) any political party or official thereof; (c) any candidate for political office (individually and collectively, a “Government Official”); or (d) any person under circumstances where a reasonable probability exists that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official.  (All such actions are “Prohibited Transactions.”)  “Prohibited Purposes” include (1) influencing any act or decision of such Government Official in his official capacity; (2) inducing such Government Official to do or omit to do any act in violation of his lawful duty; (3) inducing such Government Official to influence or affect any act or decision of any Government Entity; or (4) assisting Fox or its subsidiaries or agents in obtaining or retaining business.  Licensee further represents and warrants that neither it nor any affiliate, nor any of their officers, directors, employees, consultants or agents, in connection with the performance of this Agreement or any prior agreement with Fox, has engaged in any Prohibited Transactions.  Licensee further represents, warrants, and agrees that, should it learn of or have reason to suspect any breach of the covenants in this Section 16(b)(iii), it will promptly notify Fox of the potential breach and all relevant facts.  If, at any time, Fox is informed or otherwise learns of any information that gives Fox a reasonable belief that Licensee (or any its officers, directors, employees, consultants or agents) may have violated or may have caused Fox to violate the provisions of this paragraph or the FCPA then, notwithstanding anything to the contrary in this Agreement, Fox shall be entitled to disclose such information as it deems reasonable in its sole discretion to ensure that performance of this Agreement is in compliance with the FCPA, and to disclose such information as it deems reasonable in its sole discretion in response to inquiries from law enforcement agencies or legal process.  Upon Fox’s request, Licensee shall provide a certification of its compliance with the FCPA in a form acceptable to Fox in its sole discretion.  If Licensee engages any third parties to perform work on Fox’s behalf, Licensee agrees that it will cause such third parties to agree to provisions providing Fox substantially the same rights and protections as provided in this paragraph.

17. INDEMNIFICATIONS:

(a) By Fox:  Fox warrants and represents that it has the right to enter into this Agreement and to grant to Licensee the rights granted herein.  Fox agrees to indemnify and hold harmless Licensee and its successors, assigns, parents, subsidiaries, affiliates and co-venturers, and their respective directors, officers, employees and agents, from and against all claims, damages, losses, liabilities, suits and expenses (including reasonable attorneys’ fees and court costs) arising  out of Licensee’s use of the PSM or the Existing Merchandise as authorized hereunder, provided that Licensee gives Fox prompt notice of all third party claims or suits relating thereto.  Fox shall have the option to undertake and control the defense and settlement of any such claim or suit and any settlement that includes Licensee as party and directly affects Licensee’s intellectual property rights shall be subject to Licensee’s approval, which approval may not be unreasonably withheld.  If Fox fails to undertake such defense, Fox shall reimburse Licensee for reasonable attorneys’ fees and court costs incurred by Licensee in its defense of such claim or suit.  Licensee shall cooperate fully with Fox in Fox’s defense of any such claim or suit.

(b) By Licensee:  Licensee agrees to indemnify and hold harmless Fox, Trademark Licensor and their respective successors, assigns, parents, subsidiaries, affiliates and co-venturers and all other parties reasonably associated with the PSM and the Property, and their respective directors, officers, employees and agents from and against all claims, damages, losses, liabilities, suits and expenses (including reasonable attorneys’ fees and court costs) arising from, out of or in connection with Licensee’s operation of the Exhibition including those associated with the Venues, any acts of promoters or any other third parties retained by Licensee to provide services in connection with the Exhibition, any and all elements of the Exhibition (except with respect to those matters against which Fox has agreed to indemnify Licensee hereunder), provided that Fox gives Licensee prompt notice of all claims or suits relating thereto.  Licensee shall have the option to undertake and control the defense and settlement of any such claim or suit and any settlement that includes Fox as party and directly affects Fox’s intellectual property rights shall be subject to Fox’s approval, which approval may not be unreasonably withheld.  If Licensee fails to undertake such defense, Licensee shall reimburse Fox for reasonable attorneys’ fees and court costs incurred by Fox in its defense of such claim or suit.  Fox shall cooperate fully with Licensee in Licensee’s defense of any such claim or suit.  Fox and Trademark Licensor shall have the right to defend themselves in any such action or proceeding with counsel of their choice and at their sole cost and expense.

18. EVENTS OF DEFAULT, TERMINATION:

(a) Bankruptcy:  If Licensee becomes unable to pay its debts as they become due, or files or has filed against Licensee a petition in bankruptcy, reorganization or for the adoption of an arrangement under any present or future bankruptcy, reorganization or similar law (which petition if filed against Licensee shall not be dismissed within thirty (30) days from the filing date); or, if Licensee makes an assignment for the benefit of its creditors or is adjudicated a bankrupt, or if a receiver or trustee of all or substantially all of Licensee’s property is appointed; or, if Licensee discontinues its business, this Agreement shall automatically terminate forthwith.  If this Agreement so terminates, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to continue the Exhibition or engage in the manufacture, sale or distribution of Merchandise, except with the prior written consent and pursuant to the written instructions of Fox.

(b) Change of Control:  If Licensee undergoes a Change of Control,  Fox may terminate this Agreement upon ten (10) business days’ notice to Licensee.  As used herein, a “Change of Control” shall be deemed to occur upon any of the following:

(i) the sale, lease or transfer, directly or indirectly in one or a series of related transactions, of all or more than fifty percent (50%) of the assets of Licensee, taken as a whole; or

(ii) the acquisition of Licensee by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision).

(c) Unauthorized Manufacturer:  If Licensee requests any third party who is not a direct employee of Licensee to manufacture any portion of the Exhibition without first obtaining Fox’s written approval, and such third party uses the PSM in any manner that is publicly visible, then Fox may immediately terminate this Agreement, either in whole or in part, by notice to Licensee from Fox.

(d) Unauthorized Merchandise:  If Licensee manufactures (or causes any third party to manufacture) merchandise unapproved or disapproved by Fox, and such merchandise uses the PSM in any manner that is publicly visible, then Fox may immediately terminate this Agreement by notice to Licensee from Fox.

(e) Other Breaches:  If Licensee fails to perform any of its material obligations hereunder, Fox may terminate this Agreement upon twenty-one (21) days’ notice, unless Licensee cures any such breach within said twenty-one (21) days and gives notice to Fox thereof within that period.  However, if Licensee can demonstrate to the reasonable satisfaction of Fox that it will take longer than twenty-one (21) days to achieve complete cure of such breach and Licensee requests in writing Fox’s permission for additional time to cure, Fox shall permit Licensee such additional time as Fox deems reasonably necessary to achieve complete cure, provided Licensee commences to effect such cure immediately upon receipt of notice of breach from Fox and thereafter diligently pursues all reasonable efforts to achieve complete cure as soon as possible without undue delay or interruption (but in no event shall such cure period be longer than thirty (30) days).

(f) Effect of Termination:  Upon expiration or earlier termination of this Agreement, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement.  Upon expiration or earlier termination of this Agreement, Licensee shall cease any and all activities related to the development and presentation of the Exhibition; and, at Fox’s election either (i) deliver to Fox all remaining Copyrighted Materials, scripts, digital archives, tapes, silkscreens, and all artwork, molds, printing plates, film footage and other materials used in the production of the Exhibition or advertising materials related thereto, in Licensee’s custody or control; or (ii)  furnish Fox with a sworn certificate of destruction issued by an officer of Licensee.  Licensee shall further, within ninety (90) calendar days of expiration or earlier termination of this Agreement, send Fox a complete accounting with payment of all Royalties, including any unpaid portions of any applicable Guarantee.  Licensee agrees that its failure to stop or cause the cessation of the Exhibition upon expiration or termination of this Agreement will result in immediate irreparable damage to Fox for which there is no adequate remedy at law, and in the event of such failure by Licensee, Fox shall be entitled to injunctive relief.  Fox shall be entitled to recover from Licensee, in addition to any other remedies in the event of default, reasonable attorneys’ fees, costs and expenses, including collection agency fees incurred by Fox in the enforcement of the provisions hereof.  Fox’s exercise of any of the foregoing remedies shall not operate as a waiver of any other rights or remedies which Fox may have.

19. COMPLIANCE WITH LAW:  Fox and Licensee agree that they shall perform their respective obligations pursuant to this Agreement in compliance with all applicable laws and regulations and not in violation of any third party rights.

20. CONFIDENTIALITY:  Each party acknowledges that disclosure of the nature or terms of this Agreement to unapproved third parties will be prejudicial to the other party.  Accordingly the nature and terms of this Agreement shall be strictly held by each party in trust and confidence, and each party shall not disclose nor authorize any other person or entity (collectively, “person”) to disclose to any person the nature or terms of this Agreement without the written of consent of the other party, which consent may be given or withheld in each party’s sole and absolute discretion, except as otherwise required by law.  Prior to sharing with any third parties any confidential information owned by Fox (as determined by Fox in its discretion), Licensee shall first require such third parties to sign Fox’s standard non-disclosure agreement.  For the avoidance of doubt, Licensee shall not be restricted from sharing any non-confidential information or materials with third parties in connection with Licensee’s rights under this Agreement.

21. MISCELLANEOUS:

(a) Notices:  All notices and statements shall be in writing and shall together with any payments be personally delivered or sent postage prepaid to the intended party at the address set forth as follows:

To Licensee:	Premier Exhibition Management LLC 3340 Peachtree Road, NE Atlanta, GA 30326

Attn.:	Mike Little

Telephone:	(404) 842-2646

Fax:	(404) 506-9330

To Fox by Messenger:	Twentieth Century Fox Licensing & Merchandising 2121 Avenue of the Stars, 13th Floor Los Angeles, California 90067

Attn.:	Legal Department

To Fox by Mail:	Twentieth Century Fox Licensing & Merchandising P.O. Box 900 Beverly Hills, California 90213

Attn.:	Legal Department

Fax:	(310) 369-4241

The date of mailing of a notice or statement shall be deemed the date the notice is given or statement rendered.

(b) Waiver, Modification:  The terms of this Agreement may not be waived or modified except by an agreement in writing executed by the parties hereto.  The waiver by either party of any breach of this Agreement by the other party must be in writing and shall not be deemed to be a waiver of any prior or succeeding breach by the breaching party.

(c) Relationship of the parties:  Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers and neither party shall have any power to obligate or bind the other party in any manner whatsoever.  Licensee acknowledges that it has no recourse against Fox and/or Trademark Licensor as a result of any claims, damages, suits and/or expenses (including attorneys’ fees) arising out of or in connection with Licensee’s use of the PSM.

(d) No Assignment:  The rights and obligations of Licensee under this Agreement are personal to Licensee and may not be assigned, mortgaged, sublicensed or otherwise transferred or encumbered by Licensee or by operation of law.  Any purported assignment or other transfer by Licensee of any rights granted to Licensee under this Agreement shall be void and of no effect.  Fox may assign its rights and obligations hereunder and the proceeds hereof, in whole or in part, to any party without limitation.

(e) Force Majeure:  For purposes of this Agreement, force majeure shall be defined as the interruption of or material interference with the preparation, commencement, production or completion of a particular Exhibition by any cause or occurrence beyond the control of Licensee or Fox, as the case may be, including fire, flood, epidemic, earthquake, explosion, accident, riot, war (declared or undeclared), blockade, embargo, act of public enemy, civil disturbance, labor dispute, strike, lockout or any act of God.

(f) Governing Law/Jurisdiction/Service of Process:  This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements executed and to be wholly performed therein. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement may be instituted by Trademark Licensor and prosecuted in the United States District Court for the Central District of California or in any court of competent jurisdiction of the State of California, and Trademark Licensor may institute such action or proceeding only in the United States.  The parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums.  Service of process shall be in accordance with the laws of the State of California.

(g) Reserved Rights:  Fox and Trademark Licensor reserve all rights not expressly granted or licensed herein, in addition to the right to develop, market promote and own any and all derivative works and sequels to the Exhibition containing the PSM or the Property, or any element thereof, including Exhibition derived from Property sequel films and television spin-offs.

(h) Captions:  Captions of paragraphs and quotation marks appearing herein are inserted for reference and convenience only and do not define or limit the scope or intent of any provision hereof.

(i) Construction:  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.  Any reference herein to “including” shall be interpreted as “including without limitation.”  Words in the singular include the plural and vice versa, and words in one (1) gender include the other gender.  A reference to a “person” includes any individual, firm, body corporate, business association or partnership, government or state (whether or not having a separate legal personality).  A reference to “Sections” and “Exhibits” refer to Sections and Exhibits of this Agreement.

(j) Severability:  Any provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions hereof or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit said provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified.

(k) Survival:  The following Sections shall survive the expiration or termination of this Agreement:  Sections 1, 6, 7, 9(f), 9(l), 14, 15, 16, 17, 18(f), 19, 20, and 21.

(l) Binding Agreement:  Licensee shall have no rights hereunder and neither Fox nor Trademark Licensor shall be bound hereby unless and until this Agreement has been accepted in writing by Fox.  If Fox does not accept this Agreement, the parties shall be released from all liability and this document shall be of no force and effect.

(m) Limitation of Actions:  No legal action shall be brought by Licensee against Fox under this Agreement unless commenced within twelve (12) months from the date the cause of action arose.

(n) Entire Agreement:  There are no representations, warranties or covenants other than those set forth in this Agreement which sets forth the entire understanding among the parties hereto.

PREMIER EXHIBITIONS MANAGEMENT LLC (“Licensee”)		TWENTIETH CENTURY FOX LICENSING & MERCHANDISING, A DIVISION OF FOX ENTERTAINMENT GROUP, INC. (“Fox”), AS ADMINISTRATOR FOR TWENTIETH CENTURY FOX FILM CORPORATION
(“Trademark Licensor”)

By	/s/ Michael J. Little	By	/s/ Richard Borsini
	Michael J. Little Its: Interim CEO, CFO and COO		Richard Borsini Its: Senior Vice President

Date: October 31, 2014		Date: November 4, 2014

EXHIBIT A

VENUE DESIGNATION FORM

This Venue Designation Form is made in accordance with Section 2(b) of the Exhibition License Agreement between Twentieth Century Fox Licensing & Merchandising, a division of Fox Entertainment Group, Inc. (“Fox”), as Administrator for Twentieth Century Fox Film Corporation (“Trademark Licensor”), and Premier Exhibition Management LLC (“Licensee”), dated October 30, 2014 (“Agreement”). Once executed, this Venue Designation Form will be incorporated into the Agreement.

The following list of venues have been approved by Fox in its sole discretion and shall be considered Venues pursuant to the Agreement.

Country	City	Venue Name	Exhibition Description	Exhibition Opening Date	Fox Approval Date

The parties hereto hereby mutually agree to the designations above:

PREMIER EXHIBITIONS MANAGEMENT LLC (“Licensee”)		TWENTIETH CENTURY FOX LICENSING & MERCHANDISING, A DIVISION OF FOX ENTERTAINMENT GROUP, INC. (“Fox”), AS ADMINISTRATOR FOR TWENTIETH CENTURY FOX FILM CORPORATION
(“Trademark Licensor”)

By		By
	Sam Weiser		Richard Borsini
	Its		Its Vice President

Date		Date

EXHIBIT B

APPROVAL OF MANUFACTURER AGREEMENT

AGREEMENT, dated as of _______________________________________ between TWENTIETH CENTURY FOX LICENSING AND MERCHANDISING, a division of Fox Entertainment Group, Inc. (“Fox”), as Administrator for Twentieth Century Fox Film Corporation, 2121 Avenue of the Stars, Suite 1300, Los Angeles, California 90067 U.S.A. (mailing address:  P.O. Box 900, Beverly Hills, California 90213 U.S.A.) and _______________________________________  (“Company”), located at _______________________________________ .

1. RIGHTS GRANTED:  Reference is made to that certain Exhibition License Agreement No. 31855 dated as of October 30, 2014 (“Agreement”) between Fox and Premier Exhibition Management LLC (“Licensee”) under which Licensee was granted the right to manufacture and distribute certain articles of merchandise specified therein (“Exhibition Merchandise”) relating to characters, designs, physical characteristics and visual representations with respect to the theatrical motion pictures entitled “ICE AGE,” “ICE AGE: THE MELTDOWN,” “ICE AGE: DAWN OF DINOSAURS,” and “ICE AGE: CONTINENTAL DRIFT” identified as the “Property” in Section 1. of the Agreement.  Licensee has advised Fox that Licensee desires to use the services of Company to manufacture certain items of Exhibition Merchandise utilizing the Property, and Licensee therefore accepts the same responsibility for the actions of Company, as if Company were fully owned and controlled by Licensee.  Subject to the terms and conditions hereof, Fox hereby grants its approval of Company to act for Licensee as the manufacturer of: _________________________________________ (“Specified Exhibition Merchandise”).

2. OBLIGATIONS OF COMPANY:  Company hereby agrees, in exercising the rights granted herein, that:

(a) Company shall only manufacture the Specified Exhibition Merchandise as and when directed by Licensee.  Any act of manufacturing the Specified Exhibition Merchandise by Company without the direction of the Licensee, or of other articles or products bearing the artistic work, design, trade mark, trade name, logo or packaging of Property or  Specified Exhibition Merchandise shall constitute infringement of the intellectual property rights of Fox in which event Company shall be liable to Fox for all losses and damages suffered by Fox and Fox shall have the right to dispose of such unauthorized or infringing articles or products in its absolute discretion without payment or compensation to Company.

(b) Company shall not supply the Specified Exhibition Merchandise (including without limitation first quality, second quality, damaged or production overruns) to any person, firm, corporation or business entity other than Licensee.

(c) Company shall manufacture and distribute the Specified Exhibition Merchandise in compliance with any and all applicable laws, rules, treaties and/or regulations.  Without limiting the foregoing, Company agrees that (i) it shall not allow any persons under the local legal age limit to work in any facility in which the Specified Exhibition Merchandise are manufactured, (ii) it shall maintain a safe and healthy working environment and working hours, wages and overtime compensation which are in compliance with all applicable laws, (iii) it shall not use forced or prison labor of any kind and shall not use corporal punishment or any form of physical or mental coercion, (iv) it shall comply with all applicable laws and regulations relating to the environment, and (v) it shall adhere to all U.S. and foreign customs laws, including all import and export regulations.

(d) Company shall not engage in bribery for the purpose of influencing any official act or failure to act or inducing an official to use his or her influence on behalf of or for Fox or Licensee.  Company shall not engage in bribery for the purpose of influencing any act or failure to act by an employee or representative of Fox, or Licensee.  Company shall not accept improper payments from any person seeking to influence any act or failure to act relating to Fox or Licensee.

(e) Company shall not delegate, subcontract, sublicense or assign, in any manner whatsoever, any of the rights or obligations granted to Company with respect to the Specified Exhibition Merchandise; and,

(f) Fox remains the owner of all molds, printing plates, artwork, films, silkscreens and any and all other materials used in the development or production of the Specified Exhibition Merchandise which reproduce any aspect of the Proprietary Subject Matter or the Property (“Production Materials”), whether developed by Fox, Company, Licensee or any other party.  Company and Licensee agree that Fox shall have the right to (i) receive all Production Materials from Company upon written request by Fox, or (ii) receive satisfactory evidence of destruction of Production Materials, or (iii) enter the premises where the Specified Exhibition Merchandise are stored or manufactured to take inventory of, witness the destruction of or take possession of and remove any Specified Exhibition Merchandise and/or Production Materials.

(g) In the event of breach or threatened breach by Company of the terms and conditions of this Agreement, Fox shall be entitled to legal or equitable relief by way of injunction or otherwise against Licensee or against Company or against both, at the discretion of Fox, to restrain, enjoin, prevent or otherwise remedy such breach by Company.

(h) Company will indemnify, hold harmless and defend Fox, its successors, assigns, parents, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, expenses or liabilities, consequential and actual, including reasonable attorneys’ fees, resulting from, or attributable to, or arising out the unauthorized manufacture, sale or distribution of the Specified Exhibition Merchandise,  the unauthorized use of the Fox trademark or logo, or the violation or breach of any of the terms and conditions of this Agreement.

(i) This Agreement shall be governed by and construed in accordance with federal laws of the United States and the laws of the State of California applicable to agreements executed and to be wholly performed in Los Angeles County, California.  The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement may be instituted and prosecuted in the United States District Court for the Central District of California or in any court of competent jurisdiction of the State of California, and the parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums.  Notwithstanding the foregoing, Company agrees that, for any breach by Company of the provisions hereof, Fox may commence suit in any state or country where Company maintains its principal place of business or its manufacturing facility/ies.  If any legal action or proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the prevailing party shall be entitled to recover, in addition to any other remedies, reasonable attorneys’ fees, costs and expenses.

[Signature Page Follows]

By signing in the spaces provided below, the parties hereto have accepted and agreed to all of the terms and conditions hereof.  Company acknowledges and agrees that it shall be jointly and severally liable with Licensee for all activities and obligations of Licensee with respect to the Specified Exhibition Merchandise.

ACCEPTED AND AGREED:		TWENTIETH CENTURY FOX LICENSING AND MERCHANDISING, A DIVISION OF FOX
ENTERTAINMENT GROUP, INC., AS
	(“Company”)	ADMINISTRATOR FOR TWENTIETH CENTURY FOX FILM CORPORATION (“Fox”)

By		By
	Its	Richard Borsini, Its Senior Vice President

Date		Date

By signing in the space provided below, Licensee represents and warrants that it has fully informed Company of the terms and conditions of the Agreement as it applies to the Specified Exhibition Merchandise.  The approval by Fox of Company as a manufacturer in no way derogates from or relieves Licensee of any of its obligations under the Agreement.  Licensee further acknowledges and agrees that it shall be jointly and severally liable with Company for all activities and obligations of Company with respect to the Specified Exhibition Merchandise.

ACCEPTED AND AGREED: PREMIER EXHIBITIONS MANAGEMENT LLC (“Licensee”)

By
Its

Date